Exhibit 99.1

News Release	Koppers Inc.
426 Seventh Avenue
Pittsburgh, Pennsylvania 15219-1800
(412) 227-2001

For Immediate Release To:	DRAFT	For Information Contact:
Analysts, Financial Community, Media		Randell D. Collins

Koppers Inc. Announces Pricing of Offering of $320,000,000 of Senior Secured Notes

Pittsburgh, Oct. 1, 2003... Koppers Inc. (“Koppers”) announced today that its $320,000,000 of Senior Secured Notes Due 2013, previously announced as $300,000,000, were priced at par and carry an interest rate of 9.875%.

Koppers plans to use the net proceeds of the offering to redeem its existing senior subordinated notes, to pay a dividend to its stockholders, to repay a portion of its existing bank debt and to pay related fees and expenses.

Koppers offered the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Koppers Inc., with corporate headquarters in Pittsburgh, is a global integrated producer of carbon compounds and treated wood products for use by the utility, construction, railroad, aluminum, chemical and steel industries. Koppers operates 39 facilities in the United States, Europe, Australia, New Zealand, Malaysia and South Africa.

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are “forward-looking statements” under U. S.

securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 filed with the Securities and Exchange

Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company’s current assumptions and projections are valid. Actual results may differ materially from those projected.